Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated February 13, 2015  (including amendments thereto) with respect to the Common Stock of Mastech Holdings, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 13, 2015

AB Value Partners, L.P.

By:	AB Value Management LLC General Partner

By:	/s/ David Polonitza
	Name:	David Polonitza
	Title:	Chief Operating Officer

AB Value Management LLC

By:	/s/ David Polonitza
	Name:	David Polonitza
	Title:	Chief Operating Officer

/s/ David Polonitza
Name: David Polonitza as attorney-in-fact for Andrew Berger